Exhibit 99.1

Warrior Met Coal Announces Third Quarter 2019 Results

Sales volume increases 19% compared to prior year period
Production volume increases 19% compared to prior year period
Reaffirms full-year guidance

BROOKWOOD, AL - October 30, 2019 - Warrior Met Coal, Inc. (NYSE:HCC) (“Warrior” or the “Company”) today announced results for the third quarter of 2019. Warrior is the leading dedicated U.S. based producer and exporter of high quality metallurgical (“met”) coal for the global steel industry.

Warrior reported third quarter 2019 net income of $45.0 million, or $0.87 per diluted share, compared to net income of $52.6 million, or $1.00 per diluted share, in the third quarter of 2018. Adjusted net income per share for the third quarter of 2019 was $0.79 per diluted share compared to $1.06 per diluted share in the third quarter of 2018. The Company reported Adjusted EBITDA of $82.7 million in the third quarter of 2019, compared to Adjusted EBITDA of $94.1 million in the third quarter of 2018.

“We are pleased with our performance this quarter, even in the face of challenging market conditions impacting revenue and EBITDA,” commented Walt Scheller, CEO of Warrior. “Even with the seasonal steel slowdown in the third quarter, as well as additional macro issues in the global economy significantly impacting pricing we were still able to execute another quarter of strong sales volume along with a significant increase in production volume. Further, we were able to complete two longwall moves during this quarter, which gives us confidence in reiterating our full year sales and production guidance. Warrior continues to have exceptional production, cost, and balance sheet flexibility to thrive in a range of market conditions.”

Operating Results
The Company produced 2.2 million short tons of met coal in the third quarter of 2019, 19.0% more than the amount produced in the third quarter of 2018. Sales volume in the third quarter of 2019 was 2.0 million short tons, a 19.3% increase over the amount sold in the third quarter of 2018.

Additional Financial Results
Total revenues were $287.5 million for the third quarter of 2019, including $280.8 million in mining revenues, which consisted of met coal sales of 2.0 million short tons at an average net selling price of $141.13 per short ton, net of demurrage and other charges. Total revenues increased 5.2% from $273.3 million in the third quarter of 2018. A seasonal steel slowdown in the third quarter, coupled with other macro issues in the global economy, drove market index pricing down 30%. The Company sold its met coal at 102% of the quarterly Australian premium low-volatility hard coking coal (“HCC”) Platts Premium LV FOB Australian Index (the "Platts Index”) price, which fell significantly during the quarter.

Cost of sales (includes mining, transportation and royalty costs) for the third quarter of 2019 were $190.2 million, or 67.7% of mining revenues, compared to $167.2 million, or 63.1% of mining revenues in the same period of 2018. Cash cost of sales (free-on-board port) per short ton decreased to $95.21 in the third quarter of 2019 from $99.78 in the third quarter of 2018, primarily due to higher production volume and lower spending.

Selling, general and administrative expenses for the third quarter of 2019 were $9.4 million, or 3.3% of total revenues. Depreciation and depletion costs for the third quarter of 2019 were $25.7 million, or 9.0% of total revenues. Warrior incurred interest expense, net of $7.3 million during the third quarter of 2019.

Income tax expense was $7.6 million in the third quarter of 2019 and represents a noncash expense as the Company continues to utilize its available net operating losses ("NOL") carried forward from prior periods. The Company did not have income tax expense in the third quarter of 2018 due to a full valuation allowance recorded against deferred income taxes.

Cash Flow and Liquidity
The Company continued to generate strong cash flows from operating activities in the third quarter of 2019 of $150.4 million compared to $102.3 million in the third quarter of 2018. Warrior's cash flows benefited from other income of $5.3 million due to unexpected proceeds received from a settlement with Walter Energy Canada Holdings, Inc., Walter Canadian Coal Partnership and their Canadian affiliates in the Companies’ Creditors Arrangement Act proceedings.

Net working capital, excluding cash, for the third quarter of 2019 decreased by $66.9 million from the second quarter of 2019, primarily reflecting a decrease in trade accounts receivable due to timing of receipts and an increase in accrued expenses and accounts payable due to the timing of payments. Capital expenditures and mine development costs for the third quarter of 2019 were $32.6 million. Free cash flow increased 50.7% from $78.2 million in the third quarter of 2018 to $117.8 million in the third quarter of 2019. Cash flows used in financing activities for the third quarter of 2019 were $18.6 million primarily due to the repurchase of 500,000 shares of our common stock for an aggregate amount of $10.6 million, principal repayments of capital lease obligations of $5.4 million, and the payment of dividends of $2.6 million.

The Company’s available liquidity as of September 30, 2019 was $334.6 million, consisting of cash and cash equivalents of $208.7 million, short-term investments of $9.9 million and available liquidity under its Amended and Restated Asset-Based Revolving Credit Agreement (the "ABL Facility") of $116.1 million, net of outstanding letters of credit of $8.9 million.

Regular Quarterly Dividend
On October 18, 2019, the Board declared a regular quarterly cash dividend of $0.05 per share, totaling approximately
$2.6 million, which will be paid on November 4, 2019 to stockholders of record as of the close of business on October 28,
2019.

Company Outlook
Warrior reaffirmed its guidance for the full year 2019 as outlined below.

Coal sales	7.5 - 7.9 million short tons
Coal production	7.5 - 7.9 million short tons
Cash cost of sales (free-on-board port)	$89 - $95 per short ton
Capital expenditures	$100 - $120 million
Mine development costs	$18 - $22 million
Selling, general and administrative expenses	$32 - $36 million
Interest expense, net	$30 - $32 million
Noncash deferred income tax expense	20% - 23%
Cash tax rate	0%

Key factors that may affect outlook include:

•	Planned longwall moves (1 - Q4)

•	HCC index pricing

•	Exclusion of other non-recurring costs

The Company’s guidance for its capital expenditures consists of sustaining capital spending of approximately $70 - $87 million, including regulatory and gas requirements, and discretionary capital spending of $30 - $33 million for various operational improvements.

The Company does not provide reconciliations of its outlook for cash cost of sales (free-on-board port) to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. The Company is unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable Generally Accepted Accounting Principles ("GAAP") cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

Use of Non-GAAP Financial Measures
This release contains the use of certain U.S. non-GAAP financial measures. These non-GAAP financial measures are provided as supplemental information for financial measures prepared in accordance with GAAP. Management believes that these non-GAAP financial measures provide additional insights into the performance of the Company, and they reflect how management analyzes Company performance and compares that performance against other companies. These non-GAAP financial measures may not be comparable to other similarly titled measures used by other entities. The definition of these non-GAAP financial measures and a reconciliation of non-GAAP to GAAP financial measures is provided in the financial tables section of this release.

Conference Call
The Company will hold a conference call to discuss its third quarter 2019 results today, October 30, 2019, at 4:30 p.m. ET. To listen to the event live or access an archived recording, please visit http://investors.warriormetcoal.com/. Analysts and investors who would like to participate in the conference call should dial 1-844-340-9047 (domestic) or 1-412-858-5206 (international) 10 minutes prior to the start time and reference the Warrior Met Coal conference call. Telephone playback will also be available from 6:30 p.m. ET October 30, 2019 until 6:30 p.m. ET on November 7, 2019. The replay will be available by calling: 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and entering passcode 10132099.

About Warrior
Warrior is a large-scale, low-cost, U.S.-based producer and exporter of premium HCC, operating highly efficient longwall operations in its underground mines located in Alabama. The HCC that Warrior produces from the Blue Creek coal seam contains very low sulfur and has strong coking properties and is of a similar quality to coal referred to as the premium HCC produced in Australia. The premium nature of Warrior’s HCC makes it ideally suited as a base feed coal for steel makers and results in price realizations near the Platts Index price. Warrior sells all its met coal production to steel producers in Europe, South America and Asia. For more information about Warrior, please visit www.warriormetcoal.com.

Forward-Looking Statements
This press release contains, and the Company’s officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements regarding 2019 guidance, sales and production growth, ability to maintain cost structure, demand, the future direction of prices, expected capital expenditures and future effective income tax rates. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “project,” “target,” “foresee,” “should,” “would,” “could,” “potential,” or “outlook,” “guidance” or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements represent management’s good faith expectations, projections, guidance or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, without limitation, fluctuations or changes in the pricing or demand for the Company’s coal (or met coal generally) by the global steel industry; federal and state tax legislation; changes in interpretation or assumptions and/or updated regulatory guidance regarding the Tax Cuts and Jobs Act of 2017; legislation and regulations relating to the Clean Air Act and other environmental initiatives; regulatory requirements associated with federal, state and local regulatory agencies, and such agencies’ authority to order temporary or permanent closure of the Company’s mines; operational, logistical, geological, permit, license, labor and weather-related factors, including equipment, permitting, site access, operational risks and new technologies related to mining; the timing and impact of planned longwall moves; the Company’s obligations surrounding reclamation and mine closure; inaccuracies in the Company’s estimates of its met coal reserves; any projections or estimates regarding Blue Creek, including whether this project is developed and, if it is, the possible returns from this project, the Company's expectations regarding its future tax rate as well as its ability to effectively utilize its NOLs; the Company’s ability to develop or acquire met coal reserves in an economically feasible manner; significant cost increases and fluctuations, and delay in the delivery of raw materials, mining equipment and purchased components; competition and foreign currency fluctuations; fluctuations in the amount of cash the Company generates from operations, including cash necessary to pay any special or quarterly dividend or the timing and amount of any stock repurchases the Company makes under its stock repurchase program; the Company’s ability to comply with covenants in its ABL Facility or indenture relating to its senior secured notes; integration of businesses that the Company may acquire in the future; adequate liquidity and the cost, availability and access to capital and financial markets; failure to obtain or renew surety bonds on acceptable terms, which could affect the Company’s ability to secure reclamation and coal lease obligations; costs associated with litigation, including claims not yet asserted; and other factors described in the Company’s Form 10-K for the year ended December 31, 2018 and other reports filed from time to time with the Securities and Exchange Commission (the “SEC”), which could cause the Company’s actual results to differ materially from those contained in any forward-looking statement. The Company’s filings with the SEC are available on its website at www.warriormetcoal.com and on the SEC's website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors.

Contacts
For Investors:
Dale W. Boyles, 205-554-6129
dale.boyles@warriormetcoal.com

For Media:
Jason Houston, 205-554-6228
jason.houston@warriormetcoal.com

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
($ in thousands, except per share)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Revenues:
Sales	$280,841	$264,908	$1,037,950	$992,832
Other revenues	6,665	8,396	25,458	24,815
Total revenues	287,506	273,304	1,063,408	1,017,647
Costs and expenses:
Cost of sales (exclusive of items shown separately below)	190,221	167,188	578,038	536,407
Cost of other revenues (exclusive of items shown separately below)	7,583	6,704	23,346	21,826
Depreciation and depletion	25,741	26,071	73,652	71,750
Selling, general and administrative	9,362	7,357	29,050	29,056
Transaction and other expenses	—	3,265	—	7,539
Total costs and expenses	232,907	210,585	704,086	666,578
Operating income	54,599	62,719	359,322	351,069
Interest expense, net	(7,250)	(10,128)	(22,793)	(28,472)
Loss on early extinguishment of debt	—	—	(9,756)	—
Other income	5,272	—	22,815	—
Income before income tax expense	52,621	52,591	349,588	322,597
Income tax expense	7,599	—	68,639	—
Net income	$45,022	$52,591	$280,949	$322,597
Basic and diluted net income per share:
Net income per share—basic	$0.88	$1.00	$5.46	$6.10
Net income per share—diluted	$0.87	$1.00	$5.44	$6.09
Weighted average number of shares outstanding—basic	51,348	52,707	51,469	52,916
Weighted average number of shares outstanding—diluted	51,482	52,708	51,599	52,945
Dividends per share:	$0.05	$0.05	$4.56	$6.68

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

QUARTERLY SUPPLEMENTAL FINANCIAL DATA:

	For the three months ended September 30,		For the nine months ended September 30,
(short tons in thousands)(1)	2019	2018	2019	2018
Tons sold	1,990	1,668	6,325	5,669
Tons produced	2,164	1,819	6,657	5,846
Gross price realization (2)	102%	97%	99%	98%
Average net selling price	$141.13	$158.82	$164.10	$175.13
Cash cost of sales (free on board port) per short ton (3)	$95.21	$99.78	$91.05	$94.15
(1)    1 short ton is equivalent to 0.907185 metric tons.
(2) For the three and nine months ended September 30, 2019 and 2018, our gross price realization represents a volume weighted-average calculation of our daily realized price per ton based on gross sales, which excludes demurrage and other charges, as a percentage of the Platts Index.

RECONCILIATION OF CASH COST OF SALES (FREE-ON-BOARD PORT) TO COST OF SALES REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Cost of sales	$190,221	$167,188	$578,038	$536,407
Asset retirement obligation	(373)	(560)	(1,120)	(1,680)
Stock compensation expense	(372)	(218)	(999)	(1,011)
Cash cost of sales (free-on-board port)(3)	$189,476	$166,410	$575,919	$533,716

(3)     Cash cost of sales (free-on-board port) is based on reported cost of sales and includes items such as freight, royalties, labor, fuel and other similar production and sales cost items, and may be adjusted for other items that, pursuant to GAAP, are classified in the Condensed Statements of Operations as costs other than cost of sales, but relate directly to the costs incurred to produce met coal. Our cash cost of sales per short ton is calculated as cash cost of sales divided by the short tons sold. Cash cost of sales per short ton is a non-GAAP financial measure which is not calculated in conformity with U.S. GAAP and should be considered supplemental to, and not as a substitute or superior to financial measures calculated in conformity with GAAP. We believe cash cost of sales per ton is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Cash cost of sales per ton may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
QUARTERLY SUPPLEMENTAL FINANCIAL DATA AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)
(Unaudited)
RECONCILIATION OF ADJUSTED EBITDA TO AMOUNTS REPORTED UNDER U.S. GAAP:

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands)	2019	2018	2019	2018
Net income	$45,022	$52,591	$280,949	$322,597
Interest expense, net	7,250	10,128	22,793	28,472
Income tax expense	7,599	—	68,639	—
Depreciation and depletion	25,741	26,071	73,652	71,750
Asset retirement obligation	812	1,155	2,436	3,465
Stock compensation expense	1,568	919	4,218	5,598
Transaction and other expenses	—	3,265	—	7,539
Loss on early extinguishment of debt	—	—	9,756	—
Other income	(5,272)	—	(22,815)	—
Adjusted EBITDA (4)	$82,720	$94,129	$439,628	$439,421
Adjusted EBITDA margin (5)	28.8%	34.4%	41.3%	43.2%
(4)  Adjusted EBITDA is defined as net income before net interest expense, income tax expense, depreciation and depletion, non-cash asset retirement obligation accretion, non-cash stock compensation expense, transaction and other expenses, loss on early extinguishment of debt and other income.  Adjusted EBITDA is not a measure of financial performance in accordance with GAAP, and we believe items excluded from Adjusted EBITDA are significant to a reader in understanding and assessing our financial condition.  Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under GAAP.  We believe that Adjusted EBITDA presents a useful measure of our ability to incur and service debt based on ongoing operations.  Furthermore, analogous measures are used by industry analysts to evaluate our operating performance.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.
(5) Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenues.

RECONCILIATION OF ADJUSTED NET INCOME TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands, except per share amounts)	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Net income	$45,022	$52,591	$280,949	$322,597
Incremental stock compensation expense	—	—	—	3,570
Transaction and other expenses, net of tax	—	3,265	—	7,539
Loss on early extinguishment of debt, net of tax	—	—	9,756	—
Other income, net of tax	(4,394)	—	(18,331)	—
Adjusted net income (6)	$40,628	$55,856	$272,374	$333,706

Weighted average number of basic shares outstanding	51,348	52,707	51,469	52,916
Weighted average number of diluted shares outstanding	51,482	52,708	51,599	52,945

Adjusted basic net income per share:	$0.79	$1.06	$5.29	$6.31
Adjusted diluted net income per share:	$0.79	$1.06	$5.28	$6.30
(6)    Adjusted net income is defined as net income net of incremental stock compensation expense, transaction and other expenses, loss on early extinguishment of debt and other income, net of tax (based on each respective period's effective tax rate). Adjusted net income is not a measure of financial performance in accordance with GAAP, and we believe items excluded from adjusted net income are significant to the reader in understanding and assessing our results of operations. Therefore, adjusted net income should not be considered in isolation, nor as an alternative to net income under GAAP. We believe adjusted net income is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Adjusted net income may not be comparable to similarly titled measures used by other companies.

WARRIOR MET COAL, INC.
CONDENSED STATEMENTS OF CASH FLOWS
($ in thousands)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
OPERATING ACTIVITIES:
Net income	$45,022	$52,591	$280,949	$322,597
Non-cash adjustments to reconcile net income to net cash provided by operating activities	36,049	28,806	159,639	82,870
Changes in operating assets and liabilities:
Trade accounts receivable	51,589	16,196	29,154	3,996
Income tax receivable	(187)	—	21,420	—
Inventories	(9,655)	(5,677)	(20,288)	(11,067)
Prepaid expenses and other receivables	(1,430)	(8,350)	7,080	4,484
Accounts payable	12,930	(3,843)	18,749	11,626
Accrued expenses and other current liabilities	13,613	22,908	645	19,185
Other	2,495	(289)	10,917	(5,092)
Net cash provided by operating activities	150,426	102,342	508,265	428,599
INVESTING ACTIVITIES:
Purchases of property, plant, and equipment, and other	(26,266)	(24,160)	(78,366)	(79,579)
Mine development costs	(6,329)	—	(18,398)	—
Proceeds from sale of property, plant and equipment	61	355	3,124	355
Other	(9,921)	—	(6,670)	—
Net cash used in investing activities	(42,455)	(23,805)	(100,310)	(79,224)
FINANCING ACTIVITIES:
Net cash used in financing activities	(18,614)	(3,468)	(404,857)	(254,657)
Net increase in cash and cash equivalents and restricted cash	89,357	75,069	3,098	94,718
Cash and cash equivalents and restricted cash at beginning of period	120,146	55,913	206,405	36,264
Cash and cash equivalents and restricted cash at end of period	$209,503	$130,982	$209,503	$130,982

RECONCILIATION OF FREE CASH FLOW TO AMOUNTS REPORTED UNDER U.S. GAAP:

(in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2019	2018	2019	2018
Net cash provided by operating activities	$150,426	$102,342	$508,265	$428,599
Purchases of property, plant and equipment and mine development costs	(32,595)	(24,160)	(96,764)	(79,579)
Free cash flow (7)	$117,831	$78,182	$411,501	$349,020
Free cash flow conversion (8)	142.4%	83.1%	93.6%	79.4%
(7) Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment and mine development costs. Free cash flow is not a measure of financial performance in accordance with GAAP, and we believe items excluded from net cash provided by operating activities are significant to the reader in understanding and assessing our results of operations. Therefore, free cash flow should not be considered in isolation, nor as an alternative to net cash provided by operating activities under GAAP. We believe free cash flow is a useful measure of performance and we believe it aids some investors and analysts in comparing us against other companies to help analyze our current and future potential performance. Free cash flow may not be comparable to similarly titled measures used by other companies.
(8) Free cash flow conversion defined as free cash flow divided by Adjusted EBITDA.

WARRIOR MET COAL, INC.
CONDENSED BALANCE SHEETS
($ in thousands)

	September 30, 2019 (Unaudited)	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$208,673	$205,577
Short-term investments	24,171	17,501
Trade accounts receivable	109,245	138,399
Income tax receivable	10,936	21,607
Inventories, net	81,918	56,719
Prepaid expenses and other receivables	27,915	29,366
Total current assets	462,858	469,169
Mineral interests, net	112,375	120,427
Property, plant and equipment, net	590,224	540,315
Deferred income taxes	154,227	222,780
Non-current income tax receivable	10,561	21,310
Other long-term assets	19,337	21,039
Total assets	$1,349,582	$1,395,040
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,821	$33,588
Accrued expenses	84,417	82,342
Short term financing lease liabilities	9,614	—
Other current liabilities	5,327	7,742
Current portion of long-term debt	—	760
Total current liabilities	150,179	124,432
Long-term debt	339,020	468,231
Asset retirement obligations	60,724	59,049
Long term financing lease liabilities	27,367	—
Other long-term liabilities	26,355	30,716
Total liabilities	603,645	682,428
Stockholders’ Equity:
Common stock, $0.01 par value per share (Authorized -140,000,000 shares as of September 30, 2019 and December 31, 2018, 53,293,449 issued and 51,071,608 outstanding as of September 30, 2019 and 53,256,098 issued and 51,622,898 outstanding as of December 31, 2018)	533	533
Preferred stock, $0.01 par value per share (10,000,000 shares authorized, no shares issued and outstanding)	—	—
Treasury stock, at cost (2,221,841 and 1,633,200 shares as of September 30, 2019 and December 31, 2018)	(50,576)	(38,030)
Additional paid in capital	242,458	239,827
Retained earnings	553,522	510,282
Total stockholders’ equity	745,937	712,612
Total liabilities and stockholders’ equity	$1,349,582	$1,395,040